UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                              ---------------------


                                    FORM 8-K




                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934






       Date of Report (Date of earliest event reported) 23 October 2000
                                                       ------------------




                        Air Products and Chemicals, Inc.
               --------------------------------------------------
               (Exact name of registrant as specified in charter)


                     Delaware                               1-4534                         23-1274455
   ----------------------------------------------     ------------------------     ---------------------------
   (State of other jurisdiction of incorporation)     (Commission file number)     (IRS Identification number)


   7201 Hamilton Boulevard, Allentown, Pennsylvania                                         18195-1501
   ------------------------------------------------                                         ----------
       (Address of principal executive offices)                                             (Zip Code)


Registrant's telephone number, including area code  (610) 481-4911
                                                    ---------------

Item 5. Other Events.
---------------------

             AIR PRODUCTS' NET INCOME FROM OPERATIONS UP 20 PERCENT
             ------------------------------------------------------

LEHIGH VALLEY, Pa. (October 23, 2000) - Air Products and Chemicals, Inc. (NYSE:APD) today reported record sales and record net income from operations for its fourth fiscal quarter ended September 30. Sales of $1.4 billion were up
16 percent, and net income from operations increased 20 percent compared with the fourth quarter of 1999 on strong growth and productivity in industrial gases. Growth was broad-based across all regions in gases, and particularly strong in key markets such as electronics and the chemicals and processing industries (CPI).

The company reported net income from operations of $139 million, or diluted earnings per share of 64 cents, compared with net income from operations of $116 million, or 54 cents per share, in the prior year. These results and the following discussion exclude special items noted in the footnotes to the financial statements.

Commenting on the quarter, Air Products chairman and chief executive officer
H. A. Wagner said, "Our record operating performance this quarter is particularly noteworthy. By persistently focusing on productivity, we overcame severe increases in raw material and energy prices. Our performance also reflects our ongoing portfolio shift to higher-growth, more value-added sectors, which sets us apart from the field."

Industrial gas sales increased 23 percent, operating income was up 41 percent, and the worldwide gases operating margin improved to 20.2 percent. The electronics division's sales of premier specialty gases and high purity specialty chemicals for use in semiconductor and flat panel display manufacturing increased dramatically. Robust sales of industrial and specialty gases, better loading, and the consolidation of the company's Korean gas affiliate, Korea Industrial Gases (KIG), led to better Asian results compared with the prior year. CPI performed well due to higher North American hydrogen volumes. Total European gases operations also turned in solid results, particularly in light of a challenging currency environment.

Chemicals sales increased four percent compared with last year, driven by volume growth in performance chemicals and polyurethane intermediates. Cost control and productivity only partially offset higher raw material and energy costs, causing operating income to fall significantly compared with the prior year.

For fiscal 2000, Air Products' record sales of $5.5 billion were up nine percent compared with the prior year. Income from operations increased 18 percent to $533 million, or $2.46 per share, compared with last year's $451 million, or $2.09 per share. These results do not include the special items noted in the footnotes to the financial statements.

"Our strategy of establishing leadership positions in electronics, CPI, performance chemicals, and Asia delivered exceptional results. By doing what we said we'd do across the company--improve prices, load assets and drive productivity--we delivered better-than-expected results despite pressure from energy and raw material price increases. Air Products' employees around the world succeeded in building lasting relationships with our customers and making our businesses more competitive," Mr. Wagner said, commenting on the year.

Mr. Wagner concluded by saying, "Going forward, our primary goal is to create more value for our shareholders by providing our customers with innovative products and services, increasing our focus on high-growth sectors, and improving our return on capital. But 2001 will not be without its external challenges, including anticipated slower growth in the North American economy and elevated energy prices. On balance, this leads us to anticipate earnings growth for fiscal 2001 of about 8-12 percent with a profile similar to last year's."


***NOTE: The forward-looking statements contained in this release are based on current expectations regarding important risk factors. Actual results may differ materially from those expressed. Factors that might cause forward-looking statements to differ materially from actual results include, among other things, overall economic and business conditions; demand for the goods and services of Air Products; competitive factors in the industries in which it competes; the ability to recover increased energy and raw material costs through pricing; changes in government regulation; success of implementing cost reduction programs; the timing, impact and other uncertainties of future acquisitions or combinations within relevant industries; fluctuations in interest rates and foreign currencies; the impact of tax and other legislation and regulations in the jurisdictions in which Air Products and its affiliates operate; and the timing and rate at which tax credits can be utilized.

Financial tables follow:


                        AIR PRODUCTS AND CHEMICALS, INC.
                  SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)

(Millions of dollars, except per share)
----------------------------------------------------------------------------------------------------------------------------------
                                                       Three Months Ended                            Twelve Months Ended
                                                          30 September                                  30 September
                                                 2000                   1999                   2000                    1999
----------------------------------------------------------------------------------------------------------------------------------
Sales                                            $1,449.1              $1,254.4                $5,467.1               $5,020.1
----------------------------------------------------------------------------------------------------------------------------------
Net Income:
   As reported                                     $218.5                $122.6                  $124.2                 $450.5
   Exclusive of special items                      $139.4(a)             $115.8(c)               $532.6(b)              $450.8(d)
----------------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share:
   As reported                                       $1.02                  $.58                    $.58                  $2.12
   Exclusive of special items                         $.65                  $.55                   $2.50                  $2.12
----------------------------------------------------------------------------------------------------------------------------------
Diluted Earnings Per Share:
   As reported                                       $1.01                  $.57                    $.57                  $2.09
   Exclusive of special items                         $.64(a)               $.54(c)                $2.46(b)               $2.09(d)
----------------------------------------------------------------------------------------------------------------------------------
Operating Return on Net                                                                            11.1%                  10.4%
   Assets(e)
Capital Expenditures                                                                             $971.4               $1,108.4(f)
Depreciation                                       $151.6                $140.4                  $578.3                 $527.2
----------------------------------------------------------------------------------------------------------------------------------

(a) Excludes an after-tax gain of $79.1 million, or $.37 per share, on the sale of the polyvinyl alcohol business.
(b) Excludes an after-tax gain of $79.1 million, or $.37 per share, on the sale of the polyvinyl alcohol business, an after-tax charge of $456.5 million, or $2.12 per share, for costs related to the BOC transaction, an after-tax charge of $35.0 million, or $.16 per share, for a global cost reduction plan, and an after-tax gain of $4.0 million, or $.02 per share, on the sale of packaged gas facilities.
(c) Excludes a net after-tax gain of $4.4 million, or $.02 per share, from BOC currency options net of expenses and excludes an after-tax gain of $2.4 million, or $.01 per share, due to reductions in costs for the formation of Air Products Polymers.
(d) Excludes a net after-tax gain of $4.4 million, or $.02 per share, from BOC currency options net of expenses, an after-tax gain of $23.6 million, or $.11 per share, related to the formation of Air Products Polymers, an after-tax charge of $21.9 million, or $.10 per share, related to the global cost reduction programs, and an after-tax charge of $6.4 million, or $.03 per share, primarily related to Chemicals facility closure costs.
(e) Operating return on net assets (ORONA) is calculated as the rolling four quarter sum of operating income divided by the rolling five quarter average of total assets less investments in equity affiliates. The ORONA calculation for the twelve months ended 30 September 2000 excludes $55.4 million in charges related to a global cost reduction plan and $6.3 million in income related to the sale of packaged gas facilities. The ORONA calculation for the twelve months ended 30 September 1999 excludes $34.2 million in charges related to a global cost reduction plan and $10.3 million in charges primarily related to Chemicals facility closure costs.
(f) Excludes the company's contribution of $121.7 million of assets to the Air Products Polymers venture.


                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                               CONSOLIDATED INCOME
                                   (Unaudited)

(Millions of dollars, except per share)
----------------------------------------------------------------------------------------------------------------------------
                                                         Three Months Ended                    Twelve Months Ended
                                                            30 September                          30 September
                                                      2000               1999                2000               1999
----------------------------------------------------------------------------------------------------------------------------
SALES AND OTHER INCOME
Sales                                                   $1,449.1           $1,254.4           $5,467.1            $5,020.1
Other income, net                                           19.0                7.4               28.4                19.7
----------------------------------------------------------------------------------------------------------------------------
                                                         1,468.1            1,261.8            5,495.5             5,039.8
----------------------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
Cost of sales                                            1,029.2              877.3            3,825.6             3,501.4
Selling and administrative                                 177.5              166.5              714.7               690.6
Research and development                                    32.1               32.7              124.4               123.1
----------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                           229.3              185.3              830.8               724.7
Income from equity affiliates, net of                       25.6               22.4               87.6                61.5
  related expenses
Net gain on formation of polymer                            --                  3.8               --                  34.9
  venture
Gain/(loss) on currency hedges                              --                  7.0             (730.4)                7.0
  related to BOC transaction and
  expenses
Gain on sale of polyvinyl alcohol                          126.8               --                126.8                --
  business
Interest expense                                            55.7               39.0              196.7               159.1
----------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE TAXES AND                                    326.0              179.5              118.1               669.0
 MINORITY INTEREST
Income taxes (benefits)                                    106.5               54.0              (13.7)              203.4
Minority interest (a)                                        1.0                2.9                7.6                15.1
----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                $218.5             $122.6             $124.2              $450.5
============================================================================================================================
BASIC EARNINGS PER                                          $1.02               $.58               $.58               $2.12
 COMMON SHARE
----------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER                                        $1.01               $.57               $.57               $2.09
 COMMON SHARE
----------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE                                           213.8              213.0              213.4               212.2
 NUMBER OF COMMON
 SHARES (in  millions)
----------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE                                           217.2              216.3              216.2               216.0
 NUMBER OF COMMON AND
 COMMON EQUIVALENT
 SHARES (in millions) (b)
----------------------------------------------------------------------------------------------------------------------------
DIVIDENDS DECLARED PER COMMON SHARE - Cash                   $.19               $.18               $.74                $.70
----------------------------------------------------------------------------------------------------------------------------

(a)  Minority interest primarily includes before-tax amounts.
(b) The dilution of earnings per common share is due mainly to the impact of unexercised stock options.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

(Millions of dollars)
--------------------------------------------------------------------------------------------------------
                                                                              30 September
                                 ASSETS                                 2000                  1999
--------------------------------------------------------------------------------------------------------
CURRENT ASSETS
Cash and cash items                                                      $94.1                $61.6
Fair value of currency options related to BOC transaction                 --                   70.4
Trade receivables, less allowances for                                   982.7                894.7
 doubtful accounts
Inventories and contracts in progress                                    482.2                504.7
Other current assets                                                     224.3                251.0
--------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                   1,783.3              1,782.4
--------------------------------------------------------------------------------------------------------
INVESTMENTS IN NET ASSETS OF AND ADVANCES
 TO EQUITY AFFILIATES                                                    466.6                521.4
PLANT AND EQUIPMENT, at cost                                          10,310.9             10,187.9
Less - Accumulated depreciation                                        5,054.2              4,995.0
--------------------------------------------------------------------------------------------------------
PLANT AND EQUIPMENT, net                                               5,256.7              5,192.9
--------------------------------------------------------------------------------------------------------
GOODWILL AND OTHER NONCURRENT ASSETS                                     746.4                738.8
--------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                          $8,253.0             $8,235.5
========================================================================================================

LIABILITIES AND SHAREHOLDER'S EQUITY
--------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
Payables, trade and other                                               $578.4               $505.8
Accrued liabilities                                                      357.2                407.0
Accrued income taxes                                                      10.0                 64.4
Short-term borrowings                                                    249.7                407.6
Current portion of long-term debt                                        179.5                473.0
--------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                              1,374.8              1,857.8
--------------------------------------------------------------------------------------------------------
LONG-TERM DEBT                                                         2,615.8              1,961.6
DEFERRED INCOME & OTHER NONCURRENT                                       568.8                596.1
 LIABILITIES
DEFERRED INCOME TAXES                                                    758.9                731.1
--------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                      5,318.3              5,146.6
--------------------------------------------------------------------------------------------------------
MINORITY INTERESTS IN SUBSIDIARY                                         115.5                127.3
 COMPANIES
--------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                             2,819.2              2,961.6
--------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                            $8,253.0             $8,235.5
========================================================================================================

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                        CONDENSED CONSOLIDATED CASH FLOWS
                                  (Unaudited)

(Millions of dollars)
----------------------------------------------------------------------------------------------------------------------------
                                                                                           Twelve Months Ended
                                                                                               30 September
                                                                                   2000                         1999
----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
 Net Income                                                                        $124.2                         $450.5
 Adjustments to reconcile income to cash provided by operating activities:
  Depreciation                                                                      578.3                          527.2
  Deferred income taxes                                                             (27.1)                          58.8
  Loss (gain) on BOC transaction                                                    706.1                          (12.5)
  Undistributed earnings of unconsolidated affiliates                               (49.9)                         (46.3)
  (Gain) loss on sale of assets and investments                                    (138.6)                           3.6
  Other                                                                              95.7                           73.3
 Working capital changes that provided (used) cash, net of
  effects of acquisitions
  Trade receivables                                                                (158.5)                         (26.3)
  Inventories and contracts in progress                                             (57.4)                          37.0
  Payables, trade and other                                                          92.2                           26.3
  Other                                                                               6.7                           (2.7)
----------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY OPERATING ACTIVITIES                                             1,171.7                        1,088.9
----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
 Additions to plant and equipment (a)                                              (766.1)                        (888.9)
 Acquisitions, less cash acquired (b) (c)                                          (170.4)                         (83.0)
 Investment in and advances to unconsolidated affiliates                             (5.6)                        (110.6)
 BOC transaction costs (d)                                                         (665.8)                         (27.7)
 Proceeds from sale of assets and investments                                       382.6                           45.6
 Other                                                                                 .1                            4.5
----------------------------------------------------------------------------------------------------------------------------
CASH USED FOR INVESTING ACTIVITIES                                               (1,225.2)                      (1,060.1)
----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
 Long-term debt proceeds                                                            820.9                          119.5
 Payments on long-term debt                                                        (418.0)                         (82.9)
 Net (decrease) increase in commercial paper and short-term                        (182.1)                          57.5
  borrowings
 Dividends paid to shareholders                                                    (155.7)                        (146.2)
 Other                                                                               15.0                           22.0
----------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES                                     80.1                          (30.1)
----------------------------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash                                               5.9                            1.4
----------------------------------------------------------------------------------------------------------------------------
Increase in Cash and Cash Items                                                      32.5                             .1
Cash and Cash Items - Beginning of Year                                              61.6                           61.5
----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Items - End of Period                                                 $94.1                          $61.6
============================================================================================================================

(a) Excludes capital lease additions of $4.9 million and $18.5 million in fiscal 2000 and 1999, respectively.

(b)  Excludes $24.4 of long-term debt assumed in acquisitions in fiscal 2000.

(c) Excludes assumption of $7.4 of former shareholder liability of company acquired in fiscal 1999.

(d) Impact of BOC transaction is described in the Notes to Consolidated Financial Statements.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

The results for the three and twelve months ended 30 September 2000 include a gain of $126.8 million ($79.1 million after-tax, or $.37 per share) on the sale of the polyvinyl alcohol business to Celanese AG, for $326 million. Included in the sale are facilities in Pasadena, TX and Calvert City, KY that produce nearly 200 million pounds per year of polyvinyl alcohol and employ approximately 200 people. Sales in fiscal year 2000 were $194.2 million, with essentially no operating income contribution.

On 13 July 1999, the Boards of Air Products and Chemicals, Inc., The BOC Group, and Air Liquide announced that they had agreed to the terms of a recommended offer for the share capital of BOC at UK(pound)14.60 per BOC share (the "Offer"). The Offer, which was to be made jointly by Air Products and Air Liquide, was subject to certain pre-conditions, one of which was the approval of the U.S. Federal Trade Commission (FTC).

During 10 months of discussions with the FTC, Air Products and Air Liquide made a number of comprehensive and practical proposals, including divestitures, which responded to the requirements of the FTC. On 10 May 2000, Air Products and Air Liquide announced it had recently become clear that the FTC would not approve the Offer by 12 May 2000, the date on which the period for satisfying the pre-conditions to the Offer would expire and the Offer was not extended beyond 12 May 2000.

Since the BOC transaction did not occur, certain costs and financing fees that had been deferred were required to be expensed in fiscal year 2000. In addition, the Company and Air Liquide were obligated to pay BOC a fee of $50 million each since the Offer to acquire BOC was not made.

Additionally, the Company had entered into various purchased currency options and forward exchange contracts to hedge the currency exposure related to the proposed purchase of BOC shares at UK(pound)14.60 per share. Net losses associated with the change in market value of these contracts were recorded in earnings. Additional losses through the date of termination of the hedging instruments were incurred due to the continued decline in the value of the British Pound. The Company purchased British Pound put options to cap the rate change exposure of those forward exchange contracts. The cost of these put instruments was $78.5 million.

The results for twelve months ended 30 September 2000 include a total charge related to the proposed BOC transaction of $730.4 million ($456.5 million after-tax, or $2.12 per share). Of this amount, $594.6 million ($371.6 million after-tax) of charges were recorded on purchased currency option and forward exchange contracts entered into to hedge the currency exposure of the transaction, resulting in a cumulative charge recorded on the currency hedging instruments of $582.0 million ($363.8 million after-tax). The remaining charge of $135.8 million ($84.9 million after-tax) consists of the BOC fee paid and transaction expenses.

The cash impact of the BOC transaction of $690.1 million in fiscal year 2000 was principally reflected as an investing activity in the statement of Consolidated Cash Flows. This cash impact does not consider the tax benefits associated with this transaction.

The results for the twelve months ended 30 September 2000 include cost reduction charges of $55.4 million ($35.0 million after-tax, or $.16 per share). The 2000 plan, initiated in the quarter ending 31 March 2000, includes 450 staff reductions in total and three facility impairments. The charges to cost of sales, selling and administrative, research and development, and other expense were $20.6 million, $25.4 million, $1.9 million, and $7.5 million, respectively.

The results for the twelve months ended 30 September 2000 also include a gain of $6.3 million ($4.0 million after-tax, or $.02 per share) related to the sale of packaged gas facilities.

The company has a net tax benefit for the fiscal year ended 30 September 2000. This net benefit results from the loss on the BOC transaction, as well as tax credits and adjustments. The current year net tax benefit compares to an effective tax rate of 31.1%, after minority interest of $15.1 million, in the prior year. The fiscal 2000 rate is significantly impacted by the PVOH sale, the BOC transaction, the global cost reduction plan, and the sale of packaged gas facilities. Excluding the tax impact of the fiscal 2000 special items, the effective rate for the year is 30.2%, after minority interest of $7.6 million. The comparable effective rate in fiscal year 1999 was 31.3%, excluding the tax rate impact of the gain on formation of the polymer ventures, a chemical facility closure, and the global cost reduction plan. The 1.1% reduction in effective tax rates after special items is due to credits and adjustments.

The results for the twelve months ended 30 September 1999 include a charge of $34.2 million ($21.9 million after-tax, or $.10 per share) for a global cost reduction plan. The total staff reduction for the 1999 plan was 348 employees. The charges to cost of sales, selling and administrative, and research and development were $15.3 million, $17.8 million, and $1.1 million, respectively for the twelve months ended 30 September 1999.

The results for the twelve months ended 30 September 1999 include a net gain of $34.9 million ($23.6 million after-tax, or $.11 per share) related to the formation of Air Products Polymers (a 65% majority owned venture with Wacker-Chemie GmbH). The gain was partially offset by costs related to an emulsions facility shutdown not included in the joint venture and for costs related to indemnities provided by Air Products to the venture.

The results for the twelve months ended 30 September 1999 also include a charge of $10.3 million ($6.4 million after-tax, or $.03 per share) primarily related to Chemicals facility closure costs.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                          SUMMARY BY BUSINESS SEGMENTS
                                   (Unaudited)

Business segment information is shown below:

--------------------------------------------------------------------------------------------------------------------------
(Millions of dollars)                            Three Months Ended                      Twelve Months Ended
                                                    30 September                           30 September
                                              2000                1999               2000                 1999
-----------------------------------------------------------------------------------------------------------------------
Revenues from external customers
 Gases                                        $948.0              $770.4            $3,465.5             $2,996.4
 Equipment                                      59.4                61.1               228.8                366.3
 Chemicals                                     441.7               422.9             1,772.8              1,657.4
-----------------------------------------------------------------------------------------------------------------------
 Segment Totals                              1,449.1             1,254.4             5,467.1              5,020.1
-----------------------------------------------------------------------------------------------------------------------
 Consolidated Totals                        $1,449.1            $1,254.4            $5,467.1             $5,020.1
-----------------------------------------------------------------------------------------------------------------------

Operating income
 Gases                                        $191.5              $135.8              $673.1(a)(b)         $521.9(c)
 Equipment                                       6.7                 4.6                 9.9(a)              34.7(c)
 Chemicals                                      35.7                52.1               182.1(a)             193.7(c)(d)
-----------------------------------------------------------------------------------------------------------------------
 Segment Totals                                233.9               192.5               865.1                750.3
-----------------------------------------------------------------------------------------------------------------------
 Corporate research and development             (4.6)               (7.2)              (34.3)(a)            (25.6)(c)
  and other income/(expense)
-----------------------------------------------------------------------------------------------------------------------
 Consolidated Totals                          $229.3              $185.3              $830.8               $724.7
-----------------------------------------------------------------------------------------------------------------------

Operating income (excluding special
 items)
 Gases                                        $191.5              $135.8              $698.8               $548.9
 Equipment                                       6.7                 4.6                16.8                 37.4
 Chemicals                                      35.7                52.1               197.7                208.0
-----------------------------------------------------------------------------------------------------------------------
 Segment Totals                                233.9               192.5               913.3                794.3
-----------------------------------------------------------------------------------------------------------------------
  Corporate research and development            (4.6)               (7.2)              (33.4)               (25.1)
   and other income/(expense)
-----------------------------------------------------------------------------------------------------------------------
  Consolidated Totals                         $229.3              $185.3              $879.9               $769.2
-----------------------------------------------------------------------------------------------------------------------

Equity affiliates' income
 Gases                                          21.0               $18.3               $73.6                $46.8
 Equipment                                        .2                  .5                 2.0                  1.6
 Chemicals                                       3.8                 3.5                12.5                 12.4
 Other                                            .6                  .1                 (.5)                  .7
-----------------------------------------------------------------------------------------------------------------------
 Segment Totals                                 25.6                22.4                87.6                 61.5
-----------------------------------------------------------------------------------------------------------------------
 Consolidated Totals                           $25.6               $22.4               $87.6                $61.5
-----------------------------------------------------------------------------------------------------------------------


(Millions of dollars)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                         Twelve Months Ended
                                                                                             30 September
                                                                                     2000                 1999
----------------------------------------------------------------------------------------------------------------------------------
Total assets
 Gases                                                                              $6,224.3               $5,894.7
 Equipment                                                                             236.6                  265.8
 Chemicals                                                                           1,505.2                1,687.5
---------------------------------------------------------------------------------------------------------------------------
 Segment Totals                                                                      7,966.1                7,848.0
---------------------------------------------------------------------------------------------------------------------------
  Corporate assets                                                                     286.9                  387.5
---------------------------------------------------------------------------------------------------------------------------
 Consolidated Totals                                                                $8,253.0               $8,235.5
---------------------------------------------------------------------------------------------------------------------------

ORONA
 Gases                                                                                  12.3%                  10.4%
 Equipment                                                                               7.1%                  13.0%
 Chemicals                                                                              12.3%                  12.9%
---------------------------------------------------------------------------------------------------------------------------
 Segment Totals                                                                         12.1%                  11.1%
---------------------------------------------------------------------------------------------------------------------------
 Consolidated Totals                                                                    11.1%                  10.4%
---------------------------------------------------------------------------------------------------------------------------

(a) The results for the twelve months ended 30 September 2000 include the cost reduction charge in Gases ($32.0 million), Equipment ($6.9 million), Chemicals ($15.6 million), and Corporate ($.9 million).
(b) The results for the twelve months ended 30 September 2000 include a gain on the sale of packaged gas facilities of $6.3 million.
(c) The results for the twelve months ended 30 September 1999 include the cost reduction charge in Gases ($27.0 million), Equipment
     ($2.7 million), Chemicals ($4.0 million), and Corporate ($.5 million).
(d) The results for the twelve months ended 30 September 1999 include a charge of $10.3 million primarily related to Chemicals facility closure costs.

A reconciliation of total segment operating income to consolidated income before income taxes and minority interest is as follows:

(Millions of dollars)
----------------------------------------------------------------------------------------------------------------------
                                                         Three Months Ended                   Twelve Months Ended
                                                            30 September                         30 September
                                                       2000              1999               2000               1999
----------------------------------------------------------------------------------------------------------------------
Total segment operating income                          $233.9           $192.5            $865.1             $750.3
Corporate research and                                    (4.6)            (7.2)            (34.3)             (25.6)
 development and other
 income/(expense)
----------------------------------------------------------------------------------------------------------------------
Consolidated operating income                            229.3            185.3             830.8              724.7
----------------------------------------------------------------------------------------------------------------------
Equity affiliates' income                                 25.6             22.4              87.6               61.5
Gain on formation of polymer                                --              3.8              --                 34.9
 venture
Gain (loss) on currency hedges related                      --              7.0            (730.4)               7.0
 to BOC transaction and expenses
Gain on sale of polyvinyl alcohol                        126.8               --             126.8                 --
 business
Interest expense                                          55.7             39.0             196.7              159.1
----------------------------------------------------------------------------------------------------------------------
Consolidated income before taxes and                    $326.0           $179.5            $118.1             $669.0
 minority interest
======================================================================================================================

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                          SUMMARY BY GEOGRAPHIC REGIONS
                                   (Unaudited)

(Millions of dollars)
--------------------------------------------------------------------------------------------------------------------------
                                                        Three Months Ended                     Twelve Months Ended
                                                           30 September                            30 September
                                                     2000                1999               2000                 1999
--------------------------------------------------------------------------------------------------------------------------
Revenues from external customers
  United States                                      $973.0              $823.7             $3,628.8          $3,226.9
   United Kingdom                                     115.9               144.3                483.8             620.4
   Spain                                               69.5                75.6                300.7             319.0
   Other Europe                                       142.1               126.3                559.8             564.3
--------------------------------------------------------------------------------------------------------------------------
  Total Europe                                        327.5               346.2              1,344.3           1,503.7
--------------------------------------------------------------------------------------------------------------------------
  Canada/Latin America                                 66.8                51.4                240.6             202.4
  Asia                                                 81.8                33.0                253.1              86.8
  All Other                                            --                    .1                   .3                .3
--------------------------------------------------------------------------------------------------------------------------
Total                                              $1,449.1            $1,254.4             $5,467.1          $5,020.1
--------------------------------------------------------------------------------------------------------------------------


Note: Geographic information is based on country of origin. The other Europe segment operates principally in France, Germany, Netherlands, and Belgium.

Clarifying the statement in the preceding release regarding "anticipate[d] earnings growth for fiscal 2001 of about 8-12 percent with a profile similar to last year's," the company expects first quarter 2001 earnings per share to be in the range of 60 cents to 63 cents.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   Air Products and Chemicals, Inc.
                               -----------------------------------------------
                                   (Registrant)



Dated: 23 October 2000         By:       /s/ Leo J. Daley
                                   -------------------------------------------
                                       Leo J. Daley
                                       Vice President - Finance and Controller
                                       (Chief Financial Officer)



                                       15